FOR IMMEDIATE RELEASE

HARVEST NATURAL RESOURCES ANNOUNCES
SENIOR VICE PRESIDENT, CORPORATE DEVELOPMENT

HOUSTON, TX (September 27, 2005) — Harvest Natural Resources, Inc. (NYSE:HNR) today announced that Mr. Byron A. Dunn was elected as Senior Vice President, Corporate Development by the Board of Directors effective September 26, 2005. Previously, Mr. Dunn served on the Company’s Board of Directors from October 2000 until March 2002 and again from December 2003 until September 25, 2005.

Harvest President and Chief Executive Officer elect, James A. Edmiston, said, “Byron’s extensive experience in upstream, oilfield services, energy-related investment banking and his time on the Harvest Board of Directors provides the background, knowledge and relationships necessary to be a significant contributor to our future growth and diversification.”

Mr. Dunn joined National-Oilwell, Inc., an oilfield products and services company, as Vice President, Business Development in August 2003 and also served as Chairman of the Board of TTS Marine ASA, a National-Oilwell investee company, and as Acting President of Rig Solutions Eastern Hemisphere. He assisted with the National-Oilwell acquisition of Varco International, Inc. and chaired the National Oilwell-Varco integration team. Prior to joining National-Oilwell, Mr. Dunn was Executive Director in the global energy and power investment banking group of UBS Investment Bank for seven years. In addition, during 1991 and 1992, Mr. Dunn spent considerable time in West Siberia, Europe and South America as manager of upstream business development and acquisitions for Phibro Energy. Mr. Dunn also has five years of operational experience in the oil and gas industry, serving in drilling, production and reservoir assignments for Chevron USA.

Mr. Dunn, age 47, earned a Bachelor of Science degree in Chemical Engineering from the Illinois Institute of Technology in 1979 and a Masters of Business Administration degree, with a specialization in finance, from the University of Chicago in 1986.

Harvest Natural Resources, Inc., headquartered in Houston, Texas, is an independent oil and gas exploitation and development company with principal operations in Venezuela and an office in Russia. For more information visit the Company’s website at www.harvestnr.com.

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CONTACT:

Steven W. Tholen
Senior Vice President, Chief Financial Officer
(281) 899-5714

Amanda M. Koenig
Investor Relations
(281) 899-5716

“This press release may contain projections and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical facts may constitute forward-looking statements. Although Harvest believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Actual results may differ materially from Harvest’s expectations as a result of factors discussed in Harvest’s 2004 Annual Report on Form 10-K and subsequent reports.”